EXHIBIT 99.1

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                                                                    NEWS RELEASE
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                                                           FOR IMMEDIATE RELEASE
ENGlobal Corporation

                                                   CONTACT:  Natalie S. Hairston
                                                                  (281) 878-1000
                                                                 ir@ENGlobal.com
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        ENGLOBAL CORPORATION ANNOUNCES THE ACQUISITION OF WRC CORPORATION

HOUSTON, TX, MAY 30, 2006 - ENGlobal Corporation (AMEX: ENG), a leading provider of engineering services, today announced that it has completed the acquisition of WRC Corporation ("WRC"), a privately-held firm based in the Denver, Colorado area. WRC provides integrated land management, engineering, and related services to the pipeline, power, and transportation industries, among others. WRC has become a wholly-owned subsidiary of ENGlobal and will now serve as the Company's provider of land management, environmental compliance and governmental regulatory services. WRC currently has approximately 200 employees, with revenues in the 12 months prior to the acquisition exceeding $20 million.

Founded in 1974, WRC is a multi-dimensional consulting services organization, operating throughout North America. WRC has capabilities in the power, energy, transportation, telecommunications and governmental sectors. In addition to its Denver office, WRC has a presence in several cities, including Houston, San Diego, Portland, Boston, and Washington, DC. Further information can be found at www.wrccorp.com.

ENGlobal purchased WRC in exchange for consideration of cash, a promissory note to be paid over four years, 175,000 shares of ENGlobal's common stock, and the repayment of certain obligations of WRC as part of the transaction. Under the terms of the agreement, Mr. Michael H. Lee will remain President and Chief Operating Officer of WRC Corporation, with certain key members of the management also having entered into employment agreements with the Company. In the near term, WRC will continue to operate under its current name. Further terms of the transaction were not disclosed.

As previously reported, ENGlobal's strategic plan includes completion of accretive acquisitions that are larger than those completed in the past, that offer its current clients a new capability, and that provide opportunity for expansion into new geographical regions that have less competitive markets. ENGlobal considers the WRC acquisition to be consistent in all respects with this strategic plan. The Company expects to utilize WRC's Denver facility as a beachhead for expansion of its services into the Rocky Mountain and Western U.S. regions. For efficiencies, the Company plans to consolidate WRC's Houston location into ENGlobal's recently expanded headquarters in North Houston.

"Our organization views this move as being very strong strategically." said Mr. Michael H. Lee, President and Chief Operating Officer of WRC. "ENGlobal possesses the same values as WRC, which I believe is the finest, emerging service oriented firm in our industry. In summary, this transaction represents a perfect match, and we are very proud to join the ENGlobal team."


                                    ~ more ~

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        654 N. Sam Houston Parkway E. o Suite 400 o Houston, Texas 77060
                                www.ENGlobal.com

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ENGlobal Corporation Press Release
May 30, 2006
Page 2


William A. Coskey, P.E., Chairman of ENGlobal Corporation, said, "This transaction between our two reputable firms will no doubt be of mutual benefit, and it is my honor to extend a warm welcome to Michael and the entire WRC team. WRC will add land, environmental and regulatory affairs capabilities and will provide expansion capabilities into new and important geographical regions. We expect that WRC will be an excellent addition and a solid contributor to ENGlobal's overall operations."


About ENGlobal Corporation
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ENGlobal Corporation provides engineering and systems services principally to the petroleum refining, petrochemical, pipeline, production, and process industries throughout the United States and internationally. ENGlobal's multi-disciplinary engineering group develops projects from the initial planning stage through detailed design, procurement, and construction management. The systems group designs, fabricates, and supports control, instrumentation and analyzer systems utilized in various energy and process-related industries. The Company, with its subsidiaries, now employs over 2,000 employees in 18 offices and occupies over 300,000 square feet of office and manufacturing space. In 2004 and 2005, the Company was named the #1 fastest growing engineering firm in the United States by ZweigWhite and was ranked #2 in 2003. Further information about the Company and its subsidiaries is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
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Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to; (1) the Company's ability to achieve its business strategy while effectively managing costs and expenses;
(2) the Company's ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. Among other matters, the WRC acquisition, as well as other Company acquisition are subject to risks, including the risk that such acquisitions may result in less favorable outcomes than contemplated, or may not be successfully and profitably integrated by the Company into its other operations. In addition, reference is hereby made to the risk factors and other cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and in its other SEC filings.

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